Exhibit 99.4

Cegeka to Acquire CTG: Message Outline

Senior Management Meeting and All Hands Call

Message Outline

•	What?

•	Cegeka, a leading European IT solutions provider, announced they have entered into a definitive agreement to acquire CTG, Inc.

•	CTG and Cegeka both issued press releases today announcing the agreement.

•	The release will be made/is available on all CTG websites.

•	Who?

•	Cegeka is an ambitious and leading, family-owned, European IT solutions provider, led by CEO, Stijn Bijnens and headquartered in Hasselt, Belgium.

•	Founded in 1992 by André Knaepen who remains closely engaged in the business and currently serves as the Chairman of the Board of Directors

•	Employees: 6,000+

•	Offerings: End-to-end integrated solutions in the fields of Applications, Infrastructure, Data, and Professional Consultancy services

•

Operations and European Delivery Centers locations include Belgium, Luxembourg, the Netherlands, the United States, Germany, Austria, Romania*, Moldova*, Italy, the Czech Republic*, Slovakia, Sweden, and Greece*

•	*European Delivery Center locations, from where customers are serviced

•	Cegeka has one small office in Greenville, SC who continues to operate under the original company name, SecurIT (approximately 25 employees).

•	Why? (Process)

•	We transformed CTG over the last 5 years:

•	Moved away from low margin staffing

•	Moved to digital solutions, now moving to software engineering: Added value to client, higher margins

•	Started offshore delivery in India and Colombia

•	Acquisitions to accelerate our transformation: Eleviant brings digital competencies and robust offshore delivery in India

•	Profitability (% of revenue) increased, even doubled, stock price increased with 2.5x

•	GPtW certified in all countries we work in and Best Workplace in several of our countries

•	Realized all these things while remaining true to our Mission, Vision, and Core Values

•	In the last year

•	Macro-economic conditions: war in Ukraine, inflation, slowdown, recession

•	CTG is too small to be noticed on the stock market, microcap isn’t popular, stock dropped back to $7-8 from more than $10

•	Stock market and investors are short-term focused

•	The solution is to grow, and fast–at least double

•	Organic: Even at high growth percentages: too slow

•	Acquisitions: Limited funds, expensive when we compare to our own valuation

•	Conclusion: Look at combining with a larger group

•	Why Cegeka?

•	Combination creates a true global IT service provider

•	Complimentary company cultures

•	Employees as greatest asset vs. “Happy People Produce Quality”

•	‘In close cooperation’ vs. ‘Cclose to the customer’

CONFIDENTIAL: Message Outline	1
Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.

Cegeka to Acquire CTG: Message Outline

•	Loyal customers, “can do” reputation vs. reliability

•	Employee-centered: GPtW vs. Top Employer

•	Strong strategic match

•	Largely complementary portfolios

•	Cegeka: Cyber security, 5G (Belgium)

•	CTG: Testing, PSF

•	Specific to Belgium and Luxembourg: Strengthens both company’s regional positions

•	Identical loyal clients (examples: European Institutions, Belgian clients)

•	Expands geographic coverage for both companies and creates a complementary, global IT services company

•	Both operate in the US, Belgium, and Luxembourg

•	Cegeka: Romania, Italy, Germany, Netherlands, Austria, Greece, Moldova, the Czech Republic, Slovakia, Sweden

•	CTG: Canada, Colombia, India, France, UK

•	Cegeka is a growth company:

•	Primary goals–:

•	Ensure smooth and successful transition and continuity of business

•	Continued employment

•	Development

•	Growth within the combined organization

•	Private ownership:

•	More focus on long term goals instead of short term

•	“Our main priority isn’t just growth; it is resilient growth.” ~ Stijn Bijnens (2022 Cegeka Annual Report)

•	How?

•	Impact on employees:

•

Growth company: Primary goals are to ensure smooth and successful transition and continuity of business, continued employment, development and growth within the combined organization, culture of innovation

•	Continuation of people-based culture

•	Cegeka is literally a family-owned company

•	Impact on clients:

•	Broader portfolio and stronger solutions, able to compete for larger projects, truly global

•

Expanded business expertise in many of the industries we operate in today (i.e., energy, utilities, healthcare-EU, manufacturing, European government, finance and insurance, retail) and addition of new vertical expertise (i.e., aviation, agriculture and food, leisure)

•	Expanded Global Delivery Network – additional European nearshore support in Romania, Moldova, the Czech Republic, and Greece

•	Impact on Partners:

•	More certifications for certain partnerships, higher level of partnership

•	When?

•	Today: Signed agreement

•	Approved by boards of both companies

•	Next period

•	“Business as usual” at CTG and Cegeka

CONFIDENTIAL: Message Outline	2
Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.

Cegeka to Acquire CTG: Message Outline

•	Regulatory approvals

•	Belgian antithrust legislation

•	Commission de Surveillance du Secteur Financier (CSSF)

•	Committee on Foreign Investment in the United State (CFIUS)

•	Information exchange

•	Integration discussions

•	Closing: Integration can begin

•	What does integration mean? It’s too soon to know, but Cegeka and your CTG leadership team commit to keeping you updated as our integration plan becomes clearer.

•	Conclusion

•	Exciting news

•	Foundations are strong and the same cultural beliefs on both sides

•	Stay calm and continue with business as usual

•	As always, my door is always open and I commit to answer all questions–immediately if I can, or as soon as possible if I don’t yet have the answer.

Important Information for Investors and Security Holders

The tender offer for all of the outstanding common stock of CTG referred to in this document has not yet commenced. The description contained in this document is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Cegeka will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy the common stock of CTG will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Cegeka will file a tender offer statement on Schedule TO and thereafter CTG will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Cegeka and when available may be obtained by directing a request to the information agent for the tender offer that will be named in the Schedule TO and related offer documents. Copies of the documents filed with the SEC by CTG will be available free of charge on CTG’s internet website at www.ctg.com or by contacting CTG’s Investor Relations Department at 716 887 7368.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Cegeka, as well as the solicitation/recommendation statement filed by CTG, CTG will also file periodic and current reports with the SEC. You may read and copy any reports or other information filed by Cegeka or CTG at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CTG’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

This document contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, including statements regarding the proposed acquisition of CTG by Cegeka (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Cegeka and CTG. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the ability of the parties to satisfy the closing conditions for the Proposed Acquisition on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Proposed Acquisition; statements about the expected timetable for completing the Proposed Acquisition; uncertainties as to how many of CTG’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of events that may give rise to a right of one or both of Cegeka and CTG to terminate the merger agreement; negative effects of the announcement of the Proposed Acquisition on the market price of CTG’s common stock and/or on its business, financial condition, results of operations and financial performance (including the ability of CTG to maintain relationships with its customers, suppliers and others with whom it does business); the effects of the Proposed Acquisition (or the announcement thereof) on CTG’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; competition for clients; the increased bargaining power of CTG’s large clients; the occurrence of cyber incidents and CTG’s ability to protect confidential client data; the partial or complete loss of the revenue CTG generates from its largest client, International Business Machines Corporation (IBM); the uncertainty of CTG’s clients’ implementations of cost reduction projects; the mix of work at CTG between IT Solutions and Services and Non-Strategic Technology Services, and the risk of disengaging from Non-Strategic Technology Services; currency exchange risks; risks associated with CTG’s domestic and foreign operations, including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the conflict between Russian and Ukraine and recent developments in China, and volatility in the global credit and financial markets and economy; renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties; the impact of current and future laws and government regulations, as well as repeal or modification of such, affecting the IT solutions and services industry, taxes and CTG’s operations in particular; industry, economic, and political conditions, including fluctuations in demand for IT services; and consolidation among CTG’s competitors or clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Cegeka and CTG and could cause actual results to differ materially. The forward-looking statements included in this document are made only as of the date hereof. Cegeka and CTG do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to CTG can be found in CTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and in other documents filed from time to time with the SEC by CTG and available at www.sec.gov and www.ctg.com.

CONFIDENTIAL: Message Outline	3
Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.